EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Officers’ Stock Plan, 2005 Stock Plan, and 2012 Equity Incentive Plan of Facebook, Inc. of our report dated February 1, 2012, except for the retrospective adoption of the amendments to the new accounting standard relating to the reporting and display of comprehensive income as described in Note 1 to the consolidated financial statements, as to which the date is April 23, 2012, with respect to the consolidated financial statements of Facebook, Inc. included in the Registration Statement (Form S-1 No. 333-179287) and related Prospectus of Facebook, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 17, 2012